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Magyar Bancorp Announces Appointment of Jon R. Ansari to Board of Directors

New Brunswick, NJ—February 27, 2017—Magyar Bancorp, Inc., parent company of Magyar Bank, announced today that Jon R. Ansari was appointed to the Board of Directors of Magyar Bancorp, and Magyar Bank during the Board’s February meeting.

Mr. Ansari joined Magyar Bank in 1999, and currently serves as Executive Vice President and Chief Financial Officer. Mr. Ansari is a graduate of Muhlenberg College where he obtained his Bachelor of Arts degree, and received his MBA from New York University. He is also a graduate of the America’s Community Bankers National School of Banking.

Commenting on his appointment, Magyar Bank President and Chief Executive Officer John Fitzgerald stated, “Jon is an integral part of our organization, and as Chief Financial Officer he played a significant role in transforming the Bank from a traditional savings bank to the publicly traded, commercial bank that Magyar is today. Jon’s business acumen and attention to detail will be a tremendous asset to the Board.”

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Contact: John Reissner, 732.342.7600

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